Exhibit 5.1

JONES, HALEY & MOTTERN, P.C.

Attorneys At Law

South Terraces, Suite 170

115 Perimeter Center Place

Atlanta, Georgia 30346-1238

Richard W. Jones www.corplaw.net Telephone 770-804-0500

email: jones@corplaw.net Facsimile 770-804-0509

June 30, 2017

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	US Exp Group Inc. – Registration Statement on Form S-1
(SEC File No. __________________) [J&H File No. 3862.01]

Ladies and Gentlemen:

We have acted as counsel for US Exp Group Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing of the above-referenced registration statement for the proposed offering of 3,327,414 shares of the Company's $.0001 par value common stock.

In connection with our representation, we have examined the Company's Articles of Incorporation, the Bylaws, Minutes of Meetings of the Stockholders and Board of Directors, and such other records as we have deemed relevant and necessary to render our opinion as expressed herein. As to all questions of fact material to this opinion, which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company. We have not independently verified or investigated, nor do we assume any responsibility for the factual accuracy or completeness of such factual statements.

In making our examinations, we assume the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

Based on the foregoing, it is our opinion that:

(1)       The Company is duly organized and incorporated and validly exists as a corporation in good standing under the laws of the State of Nevada.

(2)       All necessary corporation action has been taken by the Company to authorize the filing of the Registration Statement with respect to the offering by the Company and the selling shareholders of its common stock.

(3)       The shares to be sold by the Selling Shareholders are validly issued, fully paid, and non-assessable, and the shares to be issued and sold by the Company, all as more specifically described in said Registration Statement, have been duly and validly authorized and, when issued and delivered against payment therefor, will be duly and validly issued and fully paid and non-assessable.

We do not find it necessary for the purpose of this opinion to cover, and accordingly we express no opinion as to the application of the securities or blue sky laws of the various states.

Our opinion expressed above is limited to the laws of the State of Nevada. We do not express any opinion concerning any other law. The opinions set forth herein are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an Exhibit to the above-referenced Registration Statement, and further consent to the use of our name under the heading "Legal Representation" therein and in the Prospectus which forms a part thereof.

Sincerely yours,

JONES & HALEY, P.C.,

For the Firm

By:

Richard W. Jones

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